Exhibit 99.1

News Release

Superior Reports First Quarter 2020 Results

Executing in a Challenging Environment

First Quarter 2020 Financial Highlights:

•	Unit shipments of 4.3M; net sales of $301M

•	Value-Added Sales(1) of $170M, growth over market of 5%(2), per wheel growth of 5%(2)

•	Net loss of $190M, includes goodwill and intangible asset impairments of $194M(3)

•	Adjusted EBITDA(1) of $40M; margin(4) improvement vs. prior year of +80 bps

•	Net debt decreased by $11M from year-end and available liquidity increased to $296M

•	Strengthened liquidity position by drawing on revolving credit facilities and by improving working capital and cash flow

•	Remain in compliance with all loan covenants

SOUTHFIELD, MICHIGAN – May 8, 2020 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading light vehicle aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for first quarter ended March 31, 2020.

($ in millions, units in thousands)	Three Months
	1Q 2020	1Q 2019
Units
North America	2,219	2,624
Europe	2,088	2,415

Global	4,307	5,039
Net Sales
North America	$155.6	$185.1
Europe	145.5	172.6

Global	$301.1	$357.7
Value-Added Sales (1)
North America	$79.9	$89.3
Europe	90.2	103.5

Global	$170.1	$192.8

“In the first quarter, we made progress on various key metrics of our value creation roadmap. Our efforts to enhance operating performance in North America by reducing structural costs, rationalizing our footprint, expanding our product portfolio, and correcting troubled product lines, among other activities, delivered significant improvement in the region. Overall, despite substantial declines in volume related to COVID-19, we delivered margin(4) improvement year-over-year while leveraging the secular trends towards higher content wheels,” commented Majdi Abulaban, President and Chief Executive Officer of Superior.

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.
(2)	Excludes impact of FX. NA and EU combined industry production declined 16% based on IHS; EU based on Western and Central EU.
(3)	See Impact of Acquisition, Restructuring, and Other Items in this press release.
(4)	Adjusted EBITDA as a percentage of Value-Added Sales.

“As the COVID-19 crisis took shape late in the quarter, we immediately took aggressive actions to ensure the health and safety of our employees, align costs to the substantial decline in OEM production, and enhance our cash and liquidity position. As production resumes, we are working closely with customers and suppliers to efficiently manage the restart and ramp-up to ensure successful execution of this process. Our focus has been and remains on the safety of our employees, delivering quality to our customers, and managing our cash flow and liquidity.”

Impacts of COVID-19

COVID-19 has had a widespread adverse effect on the automotive industry. While the full extent of the impact is difficult to predict, key customers temporarily closed production facilities in Europe and North America, which put significant downward pressure on Superior’s shipment volumes. As a result, Superior temporarily ceased production at all its facilities by early April. Superior has since instituted an Employee Health & Safety steering committee to drive consistent health and safety protocols across its global footprint. In addition, the Company has taken multiple actions to reduce costs and bolster liquidity, including reductions in compensation and workforce, temporary furloughs, reduction in third-party spending, and drawdowns on revolving credit facilities. The Company is leveraging government programs as applicable, such as participating in the German short-time work program and applying for a €30 million low-cost loan program in Germany, which is currently under review.

In addition, Superior has been in continuous contact with its OEM customers to understand their evolving facility-by-facility start-up, production ramp-up plans, and expected weekly vehicle platform volumes. As of May 8, 2020, most OEMs’ facilities in Europe have reopened and many of the facilities in North America are expected to open throughout May. Superior has reopened three of its four facilities in Europe and expects to reopen the fourth in June based on demand. In North America, the Company anticipates reopening its facilities in the coming weeks in line with production demand and finished goods levels. In both regions, Superior is opening facilities with identified safety precautions and in accordance with local government requirements. Superior will continue to monitor production requirements and may consider future temporary facility closures as a tool to efficiently manage capacity.

Despite the above actions, COVID-19 factors had a negative financial impact on the results for the first quarter of 2020 by reducing:

•	Unit shipments in March by approximately 530,000 or 11%,

•	Net sales by approximately $40 million,

•	Value-Added Sales, a non-GAAP financial measure, by approximately $22 million, and

•	Adjusted EBITDA, a non-GAAP financial measure, by approximately $7 million.

Additionally, due to COVID-19, Superior was required to revisit as of March 31, 2020 the valuation of its goodwill and indefinite-lived intangible assets. Based on lower 2020 forecasted European automotive production volumes, higher discount rates, and lower market valuation multiples, the valuation analysis indicated that these assets were impaired, requiring a non-cash charge to earnings of $194 million during the first quarter.

Finally, increased volatility in foreign exchange rates and weakening of the Mexican Peso versus the U.S. dollar lowered the fair value of Superior’s hedging portfolio and translation of Superior’s Mexican subsidiaries’ financial statements into U.S. dollars. The combination of the net loss for the quarter and foreign exchange impacts reduced Superior’s shareholders’ equity to negative $28 million as of March 31, 2020.

First Quarter 2020 Results

Wheel unit shipments were 4.3 million in the first quarter of 2020, a decrease of 15%, compared to unit shipments of 5.0 million in the prior year period. The change in units was driven by production declines at our key customers related to COVID-19. During the quarter, wheels 19 inches and greater accounted for approximately 32% of Superior’s portfolio compared to just over 25% in the prior year period.

Net sales for the first quarter of 2020 were $301 million, compared to net sales of $358 million in the prior year period. The decrease in the quarter was driven primarily by lower volumes and lower aluminum prices, partially offset by the shift towards larger wheels with more premium content.

Value-Added Sales, a non-GAAP financial measure, defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales, were $170 million for the first quarter of 2020 compared to $193 million in the prior year period. The continued portfolio shift to larger diameter wheels with more premium content partially offset lower volume. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the first quarter of 2020 was $23 million, compared to $33 million in the prior year period. The decrease in gross profit for the quarter was due to lower sales, partially offset by lower manufacturing costs realized from the rationalization of the Company’s manufacturing footprint, in addition to improved profitability from stronger product mix, lower energy costs, and procurement savings.

Selling, general, and administrative (“SG&A”) expenses for the first quarter of 2020 were $13 million compared to $14 million in the prior year period, primarily a result of lower compensation accruals compared to the prior year.

The operating loss for the first quarter of 2020 was $183 million, compared to income from operations of $19 million in the prior year period. The results were negatively impacted by the previously mentioned goodwill and indefinite-lived intangible assets impairments in the quarter of $194 million.

The income tax benefit for the first quarter of 2020 was $3 million on a pre-tax loss of $194 million. The tax benefit for the quarter was primarily due to Superior’s mix of earnings among tax jurisdictions, recognition of a valuation allowance on non-deductible interest, and impairment of goodwill, for which there is no corresponding tax benefit.

For the first quarter of 2020, the Company reported a net loss of $190 million, or a loss per diluted share of $7.84, including the impact of $7.59 per share from goodwill and indefinite-lived intangible asset impairments, restructuring, and net other items. This compares to net income of $2 million, or a loss per diluted share of $0.24, in the first quarter of 2019. See Impact of Acquisition, Restructuring, and Other Items in this press release.

Adjusted EBITDA, a non-GAAP financial measure, was $40 million for the first quarter of 2020. This compares to $43 million for the first quarter of 2019. The decrease in Adjusted EBITDA was driven by lower volumes in North America and Europe, including production shutdowns related to COVID-19, partially offset by the shift to higher content wheels, lower manufacturing costs, and lower SG&A. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

The Company reported net cash provided by operating activities of $31 million in the first quarter of 2020, compared to $29 million in the prior year period. Operating cash flow improved through favorable working capital management partially offset by lower net income.

Net cash used for investing activities was $14 million in the first quarter of 2020 compared to $12 million in the prior year period. The prior year period benefitted from the sale of other assets for $1 million.

During the first quarter of 2020, as part of Superior’s ongoing capital structure strategy, the Company received proceeds from new European equipment loans totaling $12 million at an interest rate of 2.3% and used cash on hand to pay down its term loan by $23 million. Superior also paid dividends of $3 million and purchased $4 million of shares from minority equity holders of Superior Industries Europe AG during the quarter.

Capital Structure and Liquidity

Total funded debt and net debt as of March 31, 2020 were $824 million and $542 million, respectively, which compares to funded debt and net debt of $680 million and $626 million, respectively, in the prior year period. The increase in funded debt was a result of drawing $208 million net on the Company’s U.S. and European revolving credit facilities as a precautionary measure considering the COVID-19 pandemic as previously disclosed.

Total liquidity, including cash and available amounts under revolving credit facilities, was $296 million as of March 31, 2020, which compares to $243 million in the prior year period. Total cash on hand as of March 31, 2020 was $282 million. As of April 30, 2020, total liquidity was $260 million. Going forward, total cash burn per month in a non-production scenario is expected to be less than $25 million.

The Company remains in full compliance with all lending covenants, including leverage ratio limits on its lines of credit. Based on various forecast scenarios, Superior does not currently anticipate any issues meeting the covenant requirements under its credit facilities.

2020 Outlook

On March 23, 2020, the Company withdrew its 2020 outlook given the unprecedented economic uncertainty as a result of the COVID-19 pandemic. The Company will continue to monitor the impact of COVID-19 and will revisit providing full-year 2020 financial outlook once conditions stabilize. Based on IHS’ production forecast, Superior anticipates returning to the level of Adjusted EBITDA as a percentage of Value-Added Sales achieved in the first quarter of 2020 by the fourth quarter of 2020.

IHS’ outlook for industry production during for the remainder of 2020 is as follows:

	IHS Production Outlook as of April 27, 2020
	Q2	% Y-o-Y	Q3	% Y-o-Y	Q4	% Y-o-Y	Full Year	% Y-o-Y
North America	1.3M	(70%)	3.6M	(9%)	3.5M	(9%)	12.2M	(25%)
Europe	1.8M	(61%)	3.7M	(5%)	4.0M	(7%)	13.3M	(25%)

Note: Europe includes Western and Central Europe

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Friday, May 8, 2020. The conference call may be accessed by dialing 334-323-0501 for participants in the U.S./Canada or +1 334-323-0501 for participants outside the U.S./Canada using the required conference ID 6133523. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earnings call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high-quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs, impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative, acquisition and integration costs, certain hiring and separation related costs, gains associated with early debt extinguishment and accounts receivable factoring fees. This release also refers to “Value-Added Sales,” which Superior defines as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the attached supplemental data pages.

Management believes these non-GAAP measures are useful to management and may be useful to investors in their analysis of Superior’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “expected,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “outlook”, “predicts,” “projects,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2020 Superior and industry outlook as well as our liquidity and debt covenants included herein, the impact of COVID-19 on our future business results, operations and prospects, Superior’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about Superior’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in Superior’s Securities and Exchange Commission filings and reports, including Superior’s current Annual Report on Form 10-K, and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made, and Superior does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months
	1Q 2020	1Q 2019
Net Sales	$301.1	$357.7
Cost of Sales	278.0	324.6

Gross Profit	$23.1	$33.1
SG&A	12.5	14.5
Impairment of Goodwill and Indefinite-Lived Intangibles	193.6	—

(Loss) Income From Operations	$(183.0)	$18.6
Interest Expense, net	(11.9)	(11.9)
Other Income, net	1.3	0.2

(Loss) Income Before Income Taxes	$(193.5)	$6.9
Income Tax Benefit (Provision)	3.5	(4.9)

Net (Loss) Income	$(190.1)	$2.0
Loss Per Share:
Basic	$(7.84)	$(0.24)
Diluted	$(7.84)	$(0.24)
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	25,243	25,034
Diluted	25,243	25,034

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	3/31/2020	12/31/2019
Current Assets	$554.8	$354.2
Property, Plant and Equipment, net	503.2	529.3
Intangibles and Other Assets	225.8	428.4

Total Assets	$1,283.8	$1,311.9

Current Liabilities	$275.8	$191.1
Long-Term Liabilities	868.1	701.6
Redeemable Preferred Shares	165.4	161.0
European Non-controlling Redeemable Equity	2.2	6.5
Shareholders’ Equity (Deficit)	(27.7)	251.7

Total Liabilities and Shareholders’ Equity (Deficit)	$1,283.8	$1,311.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in Millions)

	Three Months
	1Q 2020	1Q 2019
Net (Loss) Income	$(190.1)	$2.0
Depreciation and Amortization	24.4	23.3
Income tax, Non-cash changes	(5.8)	(1.7)
Impairments of Goodwill and Indefinite-Lived Intangibles	193.6	—
Stock-based Compensation	(0.7)	0.5
Amortization of Debt Issuance Costs	1.4	0.9
Other Non-cash items	(3.6)	2.3
Changes in Operating Assets and Liabilities:
Accounts Receivable	(0.4)	(31.3)
Inventories	(5.2)	7.5
Other Assets and Liabilities	2.9	9.7
Accounts Payable	16.9	5.3
Income Taxes	(2.1)	10.2

Cash Flow Provided by Operating Activities	$31.3	$28.7
Capital Expenditures	(13.9)	(13.4)
Other Investing Activities	—	1.5

Cash Flow Used by Investing Activities	$(13.9)	$(11.9)
Proceeds from the Issuance of Long-term Debt	11.7	—
Debt Repayment	(22.6)	(1.0)
Cash Dividends	(3.4)	(6.1)
Purchase of Non-controlling Redeemable Shares	(4.2)	(1.4)
Payments Related to Tax Withholdings for Stock-Based Compensation	—	(0.2)
Proceeds from Borrowings on Revolving Credit Facility	213.8	25.0
Repayments of Borrowings on Revolving Credit Facility	(6.0)	(25.0)
Other Financing Activities	(0.3)	—

Cash Flow Used by Financing Activities	$189.0	$(8.7)
Effect of Exchange Rate on Cash	(2.3)	(2.0)

Net Change in Cash	$204.2	$6.1
Cash - Beginning	77.9	47.5

Cash - Ending	$282.2	$53.6

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months
	1Q 2020	1Q 2019
Basic EPS Calculation(1)
Net (Loss) Income	$(190.1)	$2.0
Less: Accretion of Preferred Stock	(4.4)	(4.0)
Less: Redeemable Preferred Stock Dividends	(3.5)	(3.8)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.1)

Numerator	$(198.0)	$(5.9)
Denominator: Weighted Avg. Shares Outstanding	25.2	25.0

Basic Loss Per Share	$(7.84)	$(0.24)

Diluted EPS Calculation(1)
Net (Loss) Income	$(190.1)	$2.0
Less: Accretion of Preferred Stock	(4.4)	(4.0)
Less: Redeemable Preferred Stock Dividends	(3.5)	(3.8)
Less: European Noncontrolling Redeemable Equity Dividends	—	(0.1)

Numerator	$(198.0)	$(5.9)
Weighted Avg. Shares Outstanding-Basic	25.2	25.0
Dilutive Stock Options and Restricted Stock Units	—	—

Denominator: Weighted Avg. Shares Outstanding	25.2	25.0

Diluted Loss Per Share	$(7.84)	$(0.24)

(1)

Basic earnings per share is computed by dividing net income (loss) attributable to Superior, after deducting preferred dividends and accretion and European non-controlling redeemable equity dividends, by the weighted average number of common shares outstanding. For purposes of calculating diluted earnings per share, the weighted average shares outstanding includes the dilutive effect of outstanding stock options and time and performance based restricted stock units under the treasury stock method. The redeemable preferred shares are not included in the diluted earnings per share because the conversion would be anti-dilutive for the periods ended March 31, 2020 and 2019

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition, Restructuring and Other Items on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Three Months
Before Tax Impact on Net Income (Loss)	1Q 2020	1Q 2019	Location on Inc. Stat.
Acquisition, Integration, Certain Hiring & Separation Costs	$(0.0)	$(1.3)	SG&A
Acquisition, Integration, Certain Hiring & Separation Costs	(0.9)	—	COGS
Change in Fair Value of Preferred Derivative	0.0	0.6	Other Income
Impairment of Goodwill and Indefinite-Llived Intangibles	(193.6)	—	Operating Income

Total Before Tax Impact on Net Income (Loss)	$(194.5)	$(0.7)
After Tax Impact on Net Income (Loss)	$(191.6)	$(0.5)

Total Impact on Numerator for Loss Per Share	$(191.6)	$(0.5)
Impact on Loss Per Share	$(7.59)	$(0.02)

Value-Added Sales

	Three Months
	1Q 2020	1Q 2019
Net Sales	$301.1	$357.7
Less: Aluminum Value and Outside Service Provider Costs	(131.0)	(164.9)

Value-Added Sales	$170.1	$192.8

	Three Months
	1Q 2020	1Q 2019
Net (Loss) Income	$(190.1)	$2.0
Adjusting Items:
- Interest Expense, net	11.9	11.9
- Income Tax (Benefit) Provision	(3.5)	4.9
- Depreciation	18.3	16.5
- Amortization	6.1	6.8
- Acquisition, integration, hiring/separation/restructuring costs, and debt extinguishment gains	3.0	0.7
- Factoring Fees	0.2	0.4
- Impairment of Goodwill and Indefinite-Lived Intangibles	193.6	—

	$229.6	$41.2

Adjusted EBITDA	$39.5	$43.2